UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

2021 Annual Meeting of Shareholders Additional Solicitation Materials March 12, 2021 Bank of America Corporation

What would you like the power to do? ® Responsible growth We must grow and win in the market – no excuses We must grow with our customer-focused strategy We must grow within our risk framework We must grow in a sustainable manner Our purpose To help make financial lives better, through the power of every connection Eight lines of business Serving the core financial needs of people, companies and institutional investors through eight lines of business Our values Deliver together Act responsibly Realize the power of our people Trust the team At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose, and achieve responsible growth. Our “placemat” sets forth Bank of America’s values and purpose

Growth that is sustainable: Our ESG leadership. Our Board and management-level Global Environmental, Social, and Governance (ESG) Committee are actively engaged in the oversight of our ESG programs and strengthening our ESG practices to support Responsible Growth. Our ESG approach is integrated into each of our eight lines of business and helps define how we pursue growing business opportunities and manage risk. Our commitment to drive racial equality and economic opportunity. Integral to sustainable Responsible Growth is sharing our success with the communities in which we operate, which we do through our industry leading ESG initiatives, including taking action to drive progress on racial and economic inequality in the United States. Our company believes that we have a role to play in helping communities move forward. This understanding is core to our company’s commitment to Responsible Growth and to the people and communities we serve. As part of that commitment, our company knows that it must take action to address the real consequences of systemic racism. Being a great place to work. Another way we drive Responsible Growth is by being a great place to work. We deliver on our commitment to be a great place to work by being a diverse and inclusive workplace, attracting and developing exceptional talent, supporting employees’ physical, emotional, and financial wellness, and recognizing and rewarding performance. Our focus on climate change and the environment. In February 2021, we outlined initial steps to achieve our goal of net zero greenhouse gas (GHG) emissions in our operations, financing activities, and supply chain before 2050. We continue to actively engage with our clients to support their own transitions to net zero and plans to establish interim emissions targets for high-emitting portfolios, including energy and power. In addition, we released our broader 2030 operational and supply chain goals as part of a holistic commitment to environmental sustainability. We also have named a Global Climate Risk Executive, who reports to our Chief Risk Officer and updates our Board’s Enterprise Risk Committee on associated risks. Our decade-long focus on Responsible Growth positioned us to be a source of stability for our customers and clients during this health and humanitarian crisis, to continue supporting the communities in which we work and live, and to consistently deliver for our shareholders. At Bank of America, we focus on results and on how we deliver them. One of the things we should all be proud of is how we have delivered for our traditional stakeholders, customers, teammates and shareholders, and how we delivered for the broader society at the same time. A concept we embrace—the “genius of the and”(1)—applies to how we are delivering for customers, for teammates, for shareholders, AND for our communities and the society in which we operate. — Brian Moynihan, CEO and Chairman Responsible Growth 3 (1) This is a concept developed by Jim Collins in his book Built to Last: Successful Habits of Visionary Companies.

Invested in extensive steps to support the health and well-being of our employees, including restricted travel and in-person meetings, enhanced cleaning procedures, health supplies and wellness checks, site specific physical distancing plans, expanded capacity to serve clients virtually, and implementation of a significant work-from-home posture. Made no COVID-19 pandemic related layoffs and reskilled 24K employees in 2020. Enhanced benefits to employees and their families including over 44K free virtual consults with physicians and behavioral health providers; nearly 3M days of back-up care for children and adults as well as providing student enrichment resources. Provided expert guidance to over 89K employees through our Life Event Services and Benefits Medical Escalation teams. Distributed $9.4M through the Employee Relief Fund. More than 165K employees participated in over 320 courageous conversations in 2020 focused on expanding our perspectives to drive a culture of inclusion. Raised our minimum hourly rate of pay for U.S. teammates to $20 in the first quarter of 2020, more than one year earlier than planned. Our response to the COVID-19 pandemic and global health and humanitarian crisis Processed approximately 2M loan payment deferral requests through our Client Assistance Program (≈77K remained in place at the end of 2020). First major bank to start taking Paycheck Protection Program (PPP) applications. Extended approximately 343K PPP loans to small businesses, ending the year with $23B in balances. Processed Economic Impact Payments totaling more than $26B for clients and non‐clients. Approved $276B in new or expanded commercial commitments in 2020. Raised $772B in capital for clients across debt and equity markets in 2020. Supported institutional investor clients by providing liquidity and a strong and resilient trading platform. Facilitated $70B in draws of funding for commercial clients during uncertainty of March and April 2020. Strong client engagement across our digital platforms and continued proactive client outreach: 30.8M active mobile banking users at the end of 2020. Nearly 13M active Zelle® users, now including small businesses, up 33% over last year. Private Bank teams averaged 1,800+ client interactions per day in 2020. Supporting our teammates Supporting our clients Note: Information for 2020. Allocated $300 million of our $1 billion, four-year initiative to accelerate work underway to help advance racial equality and economic opportunity, including: $25M in support of jobs initiatives $25M to support underserved and minority communities $50M in direct equity investments to Minority Depository Institutions (MDIs) $200M of equity funding to minority entrepreneurs, businesses, and funds Committed $100M in philanthropy to support and address pressing needs related to the coronavirus, in addition to the $250M in philanthropic investments we provide each year. Provided more than $250M in capital to Community Development Financial Institutions (CDFIs) and MDIs to facilitate PPP lending. Ended the year as the largest private investor in CDFIs in the U.S., with a $1.8B CDFI portfolio spanning 256 partner CDFIs across all 50 states. Issued a $1B corporate social bond to support those on the front lines of the health crisis. The bond will benefit not-for-profit hospitals, skilled nursing facilities, and manufacturers of healthcare equipment and supplies. Issued a first-of-its kind $2B Equality Progress Sustainability Bond designed to advance racial equality, economic opportunity, and environmental sustainability. Donated approximately 19M masks, more than 13K cases of sanitizer and nearly 1.4M gloves to vulnerable populations in 2020. Supporting our communities For more information, see pages viii and 50 of our 2021 Proxy Statement.

2020 Performance Highlights: Net income of $17.9 billion, or $1.87 per diluted share, down from $27.4 billion and $2.75 per share in 2019, reflecting the impact of higher credit costs as we built reserves for potential future credit losses and lower interest rates Revenue of $85.5 billion was down 6% driven by the sharp decline in interest rates Noninterest expense of $55.2 billion; up 1% from $54.9 billion in 2019, continuing the company’s focus on operating cost controls while the company incurred significant costs to support employees and protect customers during the COVID-19 pandemic Provision expense was $11.3 billion, up significantly from 2019 as a result of building credit reserves in the first half of 2020 for a potential rise in net charge-offs in the future Net charge-offs remained near historic lows at $4.1 billion or 0.4% of average loans and leases Grew deposits by more than $360 billion to $1.8 trillion and liquidity increased to record levels Distributed more than $13 billion to shareholders through dividends and share repurchases, with $36 billion of excess capital above minimum requirements 5 Decade-long focus on Responsible Growth enabled continued profitability during 2020 Common equity tier 1 (CET1) capital ratio of 11.9% remains well above our 9.5% regulatory minimum requirement Total Shareholder Return (TSR) as of 12/31 2020 net income $17.9 billion 2020 revenue $85.5 billion 2020 end of period deposits $1.8 trillion 2020 CET1 capital ratio 11.9%(1)

Driving execution and growth across diversified business model in 2020 Net income(3) FY 2020 (billions) $17.9B Revenue(1)(2) FY 2020 (billions) $85.5B Average Total Deposits ($B)(4) Bank of America Ranked #1 in U.S. Deposit Market Share YoY +23% +58% +9% Deposits continued to grow as loans stabilized Average Total Loans and Leases ($B) YoY (4%) Expense control remains a top focus Noninterest expense held relatively flat in 2020 compared to 2019, at approximately $55B, despite increased investment and higher pandemic expenses Disciplined approach to underwriting Focus on keeping net charge-offs low, with consumer net charge-offs decreasing for third consecutive year Strong capital management Over $36B of excess capital CET1 ratio continues to grow driven by earnings Note: Amounts may not total due to rounding. (1) Business segment results are reported on a fully taxable-equivalent (FTE) basis with remaining operations recorded in All Other with revenue of ($3.6B). (2) Total revenue, net of interest expense, on a GAAP basis is $85.5B and $86.0B on an FTE basis, a non-GAAP financial measure. The FTE adjustment is $499M. (3) Net income of $17.9B includes a net loss of $407M in All Other. (4) Amounts may not total due to rounding. U.S. Deposit Market Share information based on June 30, 2020 FDIC deposit data.

Range of tenure Number of Board and committee meetings held in 2020 During 2020, the Board and its committees received regular meeting communications from management and frequent additional communications in between meetings from management. Among other topics, these memos covered the health crisis and our response – ranging from human capital management, global operations, and business continuity - our capital and liquidity, our commitment to economic opportunities and racial equity, and our risk management. 3 of 16 are people of color 6 of 16 are women 50% are diverse 94% are independent 1 of only 5 S&P 100 companies with 6 or more women on the board* * As of 2/26/2021 Highly engaged & diverse director nominees . . . For more information about our director nominees, see pages 2 to 17 of our 2021 Proxy Statement.

Our lead independent director . . . Our Corporate Governance Guidelines provide that an individual who is 75 generally shall not be nominated for election to the Board. In accordance with these guidelines, Jack Bovender, who is 75, is retiring from the Board at our April 2021, annual meeting. In consideration of Jack’s retirement, the Board’s Corporate Governance, ESG, and Sustainability Committee, in consultation with the Board, undertook a deliberative process that began in 2019 to identify a Lead Independent Director successor and implement an orderly transition. The Committee took into account a number of factors before recommending a successor to the independent directors for their consideration, including key skills, and competencies, professional and personal attributes needed to be successful in the lead independent director position, and the time necessary to discharge the duties of a lead independent director. In addition, Mr. Bovender and the chair of the Committee, Mr. May, met with each independent director individually to discuss the key skills and competencies of the Lead Independent Director position, and potential successors to Mr. Bovender. These conversations were reviewed with the Committee and the Board. On September 23, 2020, our independent directors unanimously selected Lionel Nowell to succeed Jack, upon Jack’s retirement in April 2021. Lionel has worked closely with Jack to facilitate an orderly transition for this important position. See pages 19 and 20 of our 2021 Proxy Statement for more information Board leadership succession planning Lead Independent Director, Bank of America Corporation Former Chairman and Chief Executive Officer, HCA Age: 75 Director Since: August 2012 Retiring: April 2021 Lead Independent Director Successor, Bank of America Corporation Former Senior Vice President and Treasurer, PepsiCo, Inc. Age: 66 Director Since: January 2013 Jack O. Bovender, Jr. Lionel L. Nowell III Highly engaged Lead Independent Director The formalized list of duties of the Lead Independent Director does not fully capture the active role of our Board’s independent leader. Among other things, our Lead Independent Director: Holds bi-monthly calls with our primary bank regulators Regularly speaks with our CEO and holds calls at least monthly to discuss Board meeting agendas and discussion topics, schedules, and other Board governance matters Attends meetings of all Board committees Speaks with each Board member at least quarterly to receive input on Board agendas, Board effectiveness, Board planning matters, and other related topics of management oversight Meets at least quarterly with management members including officers responsible for enterprise and operational risk, and human resources Plays a leading role in our shareholder engagement process; in 2020 and in early 2021, our Lead Independent Director met with many of our largest shareholders, often in person, and in aggregate, personally met with investors who own approximately 24% or 2.1 billion of all outstanding shares

Collaborating on the development of a new set of common ESG Stakeholder Capitalism Metrics with the accounting firms Deloitte, KPMG, PwC, and EY, through the International Business Council of the World Economic Forum. The Stakeholder Capitalism Metrics offer a set of universal, comparable disclosures. The Stakeholder Capitalism Metrics are drawn from existing voluntary standards and offer a core set of 21 universal, comparable disclosures focused on people, planet, prosperity and principles of governance that are considered most critical for business, society and the planet, and that companies can report on regardless of industry or region. The metrics strengthen the ability of companies and investors to benchmark progress on sustainability matters, thereby improving decision-making and enhancing transparency and accountability regarding the shared and sustainable value companies create. Environmental commitment Building on our longstanding support for the Paris Climate Agreement, we announced in February 2021 initial steps to achieve our goal of net zero greenhouse gas (GHG) emissions in our financing activities, operations, and supply chain before 2050. We continue to actively engage with our clients to support their transitions to net zero and plan to establish interim emissions reduction targets for high-emitting portfolios, including energy and power. In addition, we released our broader 2030 operational and supply chain goals as part of a holistic commitment to environmental sustainability. We achieved carbon neutrality in our operations in 2019. Environmental and Social Risk Policy Framework (ESRPF). Details on our approach to addressing climate change and managing risk in our financing activities can be found in our ESRPF. Task Force on Climate-related Financial Disclosure (TCFD). We published our TCFD Report in April 2020. The report highlights how we address and report on climate-related risks over the past two decades and how we evolved our actions over time as our understanding of the risks has increased. We will continue to evaluate the impact of climate change on our business and financial results, and as we better understand how to measure and model climate-related risks and their potential significance, we will disclose as appropriate. Sustainability Accounting Standards Board (SASB). We issued our first SASB Index in July 2020. The report provides a comprehensive view of our progress towards achieving our sustainability goals. We are committed to improving the environment in how we approach our global business strategy, work with partners, make our operations more sustainable, support our employees, manage risks, and govern our activities. Since 2007, our Environmental Business Initiative has mobilized more than $200 billion in financing to low-carbon, sustainable business activities across the globe. Our multi-year financing commitment provides financial capital, along with significant intellectual capital, to develop solutions to climate change and other environmental challenges. We are focused on low-carbon energy, energy efficiency, and sustainable transportation, in addition to addressing other important areas like water conservation, land use, and waste.

Our people are the foundation for Responsible Growth We believe that achieving strong operating results—the right way—starts with our employees. Our diversity makes us stronger, and the value we deliver as a company is strengthened when we bring broad perspectives together to meet the needs of our diverse stakeholders. Equal pay for equal work Our company compensates our employees fairly and equitably, with equal pay for equal work, regardless of race or gender We maintain robust policies and practices and have had a rigorous process and analysis from outside experts in place for over a decade Similar to 2019, our 2020 equal pay for equal work review covered our regional leadership hubs (U.S., U.K., France, Ireland, Hong Kong, and Singapore) and India Results of our equal pay for equal work review show that compensation received by women is on average more than 99% of that received by men and that in the U.S., compensation received by people of color is on average more than 99% of that received by all other employees Top 3 levels of management Managers Full time campus hires Global & U.S. diversity Executive / senior level officials & managers First / Mid-level officials & managers U.S. diversity Women People of Color EEO Table of our management team is diverse of our global workforce are women of our management team are women of our U.S.-based workforce are people of color ■ Women ■ Black/African American ■ Hispanic/Latino Women People of Color Women People of Color Women People of Color Women People of Color For more information, see pages 35 to 38 of our 2021 Proxy Statement. Also see our 2020 Human Capital Management Report.

Performance scorecard aligned to tenets of Responsible Growth Grow and Win in the Market—No Excuses Grow with our Customer-Focused Strategy Grow within our Risk Framework Grow in a Sustainable Manner Performance considerations Extraordinary response of our executives in 2020 to support our teammates, clients, and communities in an unprecedented environment Company, line of business, and individual performance (financial and non-financial measures) Shareholder returns, ESG and human capital metrics, including diversity and inclusion Manner in which results are achieved, regulatory reviews, adherence to risk and compliance policies, and quality of earnings How we build trust and credibility in the communities we serve, and represent a company that people want to work for, invest in, and do business with Accountability in driving a strong risk management culture and other core values of our company Company performance year-over-year relative to established risk metrics Company performance relative to primary competitor group Pay-for-performance compensation philosophy As part of the compensation decisions, the Compensation and Human Capital Committee evaluates the relevant facts and circumstances so it may judiciously assess pay for performance alignment, potentially resulting in an increase or decrease to compensation. Also taken into account in 2020 was the response by our company during one of the most tumultuous economic periods in our company’s history. Compensation decisions are generally determined on a year-over-year basis without preset target levels of total compensation, without assigning weightings, and without formulaic benchmarking. The Committee believes this use of business judgment is in the best interests of shareholders, customers/ clients, employees, and the communities we serve as it enables the Committee to appropriately respond to qualitative factors in our Responsible Growth and the dynamic nature of our businesses and industry. Historical “say on pay” votes Performance evaluation and incentive compensation decisions A balanced and disciplined approach Performance Restricted Stock Units (PRSUs) Re-earn subject to 3-year performance of average return on assets and average growth of adjusted tangible book value; value subject to 3-year stock price performance; awards are stock-settled and subject to holding requirements Time-Based Restricted Stock Units (TRSUs) Value subject to 4-year stock price performance; awards are stock-settled and subject to holding requirements Variable pay subject to ongoing performance measurement Cash Pay Component Equity Pay Components Annual Cash Incentive – except CEO Tracks stock price performance over 1-year vesting period – CEO only 1 Cash-Settled Restricted Stock Units (CRSUs) – CEO Only Provides short-term variable pay for the performance year for named executive officers other than the CEO

Our Board regularly reviews and renews its composition through thoughtful evaluation, and has continually enhanced the succession planning and selection process Our nominees reflect the Board’s commitment to identify, evaluate, and nominate candidates who possess personal qualities, qualifications, skills, and diversity of backgrounds, and provide a mix of tenures that, when taken together, best serve our company and our shareholders Our compensation program pays for performance over the long-term, as well as on an annual basis Compensation considerations drive Responsible Growth and help align executive officer and shareholder interests Comprehensive performance evaluation based on multi-faceted performance assessment ensures that incentive compensation decisions reflect risk management and pay for performance philosophy Our Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2021 Our Board is seeking shareholders’ ratification of PwC’s appointment The terms of the renamed plan, Bank of America Corporation Equity Plan, are aligned with shareholders’ interests and are governed by our thoughtful compensation and employee equity award practices Our Board requests your support for the following proposals at our 2021 Annual Meeting of Shareholders # 1 – FOR Election of 16 directors # 2 – FOR Advisory “Say on Pay” vote # 3 – FOR Ratifying the appointment of our independent registered public accounting firm for 2021 # 4 – FOR Amending and restating the Bank of America Corporation Key Employee Equity Plan

Our existing proxy access Bylaw strikes the appropriate balance between promoting shareholder rights and protecting the interests of all our shareholders; Our Bylaw’s limit on the size of a proxy access nominating group is in line with market practice, with the vast majority of companies that allow proxy access having imposed the same or a more restrictive limit; and We have strong corporate governance policies and procedures that empower our shareholders and enable shareholders to provide on-going feedback to our Board. Matters requiring shareholder approval should be presented to, and voted on, by all shareholders; Shareholders owning 10% of our common shares already have the meaningful ability to call a special meeting of shareholders outside of the annual meeting cycle, and shareholders owning 3% of our common shares already have the ability to nominate a candidate for election to our Board through our proxy access Bylaw provision; and Through our robust shareholder outreach and engagement program, our shareholders have multiple opportunities to provide on-going and constructive feedback to company management and our Board. We operate our company in a responsible and sustainable manner that balances the shareholders’ interests, and the interests of those stakeholders affected by our company’s conduct, and we do not need to undergo a change in corporate form to deliver Responsible Growth; Our Board supports our Chairman and CEO’s decision to endorse the Business Roundtable’s Statement on the Purpose of a Corporation, which we believe is consistent with our commitment to delivering long-term value for our shareholders through sustainable Responsible Growth; Our Board and ESG Committee are actively engaged in managing our ESG programs and strengthening our ESG practices to support Responsible Growth and help drive the global economy; Our company aligns its policies, practices, products, and programs to deliver Responsible Growth; and The public benefit corporation model is new, largely untested, and is therefore inappropriate for a company of our size and complexity. 13 Our Board recommends a vote against the following shareholder proposals # 5 – AGAINST Request for amendments to our proxy access bylaw # 6 – AGAINST Request for amendments to allow shareholders to act by written consent # 7 – AGAINST Request for a change in organizational form

We believe our actions and focus in making progress on the issue of racial equality, and reporting on our progress regularly, render the proposal’s requested audit unnecessary: Our company is committed to making certain that our policies, practices, products, and programs align to advance the Company’s purpose of making our customers’ financial lives better; Our Board and ESG Committee are actively engaged in the oversight of our ESG programs and strengthening our ESG practices to support Responsible Growth; Integral to sustainable Responsible Growth is sharing our success with the communities in which we operate, which we do through ESG leadership, including taking action to drive progress on racial and economic inequality in the United States; Responsible Growth has a positive benefit to our customers and communities by advancing projects and issues that contribute to real economic growth and mobility—whether through supporting the small businesses that are essential to the well-being of local communities or projects that create jobs and drive the economy; We actively engage with consumer advocates in the design and marketing of our financial services and products; and As described in our 2020 Human Capital Management Report, our company focuses significant resources on bringing diverse talent to our company, and developing and retaining diverse talent. For detailed information about each proposal, please see our 2021 Proxy Statement. 14 Our Board recommends a vote against the following shareholder proposals (continued) # 8 – AGAINST Request for a racial equity audit Company proposalsProxy Statement page nos. #1 – Election of 16 directors pp. 2-17 #2 – Advisory “Say on Pay” vote pp. 48-73 #3 – Ratifying the appointment of our independent registered public accounting firm for 2021 pp. 74-75 #4 – Amending and restating the Bank of America Corporation Key Employee Equity Plan pp. 76-82 Shareholder proposal #5 – Request for amendments to our proxy access bylaw pp. 83-84 #6 – Request for amendments to allow shareholders to act by written consent pp. 85-86 #7 – Request for a change in organizational form pp. 87-89 #8 – Request for a racial equity audit pp. 89-93

Quick links to find our data Go to the 2021 Annual Meeting Website to see our 2021 Proxy Statement, 2020 Annual Report, and 2020 Human Capital Management Report 2021 Annual Meeting Website

Forward-looking statements. Certain statements contained in these additional solicitation materials may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2020 Annual Report on Form 10-K and subsequent Securities and Exchange Commission (SEC) filings.